Exhibit 4.34

Debt Assignment and Offset Agreement

This Debt Assignment and Offset Agreement (this “Agreement”) is entered into by and among Hu Mn (Identification No. [], the “Transferor”), Gu Dejun (Identification No. [], the “Transferee”), and Tencent Music (Beijing) Co. Ltd. (“Tencent Music”) as of September 12, 2019:

Whereas: Hu Min and Gu Dejun entered into a Share Transfer Agreement (the “Share Transfer Agreement”) as of September 12, 2019, pursuant to which the Transferor shall transfer to Transferee 50% of equity interest held by him in Xizang Qiming Music Co., Ltd. (the “VIE Company”) (representing RMB 5 million in its registered capital, the “Target Equity”). According to the Share Transfer Agreement, the consideration of the Target Equity is RMB 5 million (the “Transfer Price”).

Whereas: the Transferor and Tencent Music entered into a Loan Agreement on February 8, 2018 (the “Loan Agreement”), pursuant to which Tencent Music shall provide a loan in the amount of RMB 5 million to the Transferor.  In this regard, the Transferor intends to transfer the RMB 5 million debt (“Loan”) under the Loan Agreement to the Transferee.

In view of above, the Parties have now reached into the following agreement:

1.

The Transferor agrees to transfer his obligation to pay the Loan to the Transferee, and the Transferee agrees to undertake the obligation to pay the Loan. As the consideration that the Transferee agrees to undertake the obligation to pay the Loan, the portion of the Transfer Price equal to the Loan that the Transferee shall pay to the Transferor, shall be deemed paid. When this Agreement comes into effect, the Transferee shall replace the Transferor and become the borrower under the Loan Agreement and the Transferee shall pay the Loan pursuant to the Loan Agreement and fulfill other obligations under the Loan Agreement.

2.	Tencent Music, as the creditor of the Loan, hereby agrees the assignment of the Loan under Article 1 hereof.

3.	This agreement shall come into force automatically upon the effective date of the Share Transfer Agreement.

[The remainder of this page is intentionally left blank and below are signature pages to this Agreement]

[This page is the signature page of Debt Assignment and Offset Agreement. There is no text on this page]

Hu MinGu Dejun

Signed:/s/ Hu MinSigned: /s/ Gu Dejun

Tencent Music (Beijing) Co. Ltd.

/s/ Seal of Tencent Music (Beijing) Co. Ltd.

Legal Representative (Signature): /s/ Yang Qihu

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